Exhibit 10.7

August 21, 2026

Matt Angel, Ph.D. President and CEO
Tempest Therapeutics, Inc.

2000 Sierra Point Pkwy, Ste 400

Brisbane, CA 94005

Dear Matt,

Charles River CFO, Inc. (“CRCFO”) appreciates the opportunity to provide outsourced accounting and finance services to Tempest Therapeutics, Inc. (“the Client”). CRCFO is a professional services firm that delivers a complete outsourcing solution for accounting, finance, and tax. We can deliver a complete solution or augment the solution you already have.

This letter agreement sets forth our understanding of the terms and objectives of our engagement, the nature and scope of the services we will provide, and the related fee arrangements.

Background

Charles River CFO (“CRCFO”) will provide senior CFO advisory and finance and accounting outsourcing services to the Client, a Nasdaq-listed clinical-stage oncology company.

CRCFO will provide a two-level finance team consisting of Nicholas J. Rossettos, CPA, an experienced clinical-stage Nasdaq CFO with oncology, FP&A, SEC reporting and capital markets experience, along with a seasoned public-company CPA, VP of Finance responsible for day-to-day finance and accounting.

CRCFO will operate as an extension of Tempest’s finance organization, working closely with the CEO, management team, external advisors and existing service providers per the proposed Scope of Work in Exhibit C.

Accounting and Finance Services

We are available on an as-needed basis, allowing you the flexibility to use our services on demand. Functioning as your outsourced accounting and finance function, we use technology to enhance and streamline your back office infrastructure. We work with your current tech stack and look to ensure this technology is being used most efficiently. We can also provide the services listed in Exhibit A. We commit to be available in the event that other areas arise where we can provide additional assistance to you and your business. As the engagement progresses, we may advise if our involvement would be cost-effective.

Tax Services

Tax services can be provided annually for both Federal and State as well as individual income tax returns by our tax department. This cost is quoted separately after a review of your prior year’s returns or current year’s ledger. Ask your CFO.

Fee Arrangements

The fees for our services will be billed on an hourly basis.

Your team will be overseen by Kevin Sarney, CPA, Life Science Practice Leader, at $340 per hour. The Practice Leader is available as an industry expert to provide leadership to the Service Team. The Service Team will be led by Nicholas J. Rossettos CPA, CFO and Account Manager, at $350 per hour. The VP of Finance will serve at $215 per hour. The Staff Accountant (if needed) will serve at $130 per hour.

Our clients typically establish a budget for our services. This avoids any surprises. Based upon our discussions with you, the monthly budget for services is estimated to be: $12,500 to $16,500 reflecting between 22 - 30 hours each for the CFO and VP of Finance. This is not a fixed fee. You will be billed for actual hours incurred. You can increase or decrease this budget at any time. The number of hours may be higher due to unforeseen situations. The monthly cost is typically higher for the first several months until we are acclimated. Ad hoc requests are not encompassed in our estimates and may be billed separately.

CRCFO is accounting software agnostic. However, we offer discounted QuickBooks Online and Bill.com pricing to our clients when signing up for these services under CRCFO.

Services can be increased or decreased at your request. Invoices are due upon receipt. All invoices not paid within 30 days of the invoice date will be subject to a late charge of 1.5% per month. If invoices, including late charges, are not paid within 30 days, then all work will be suspended and no work will be performed until all invoices, including late charges, are paid in full. All costs of collection shall be paid by your company. A minimum deposit of $5,000 (one month of estimated services) is required to execute this agreement to secure our services. The deposit will be held for the duration of the engagement.

We reserve the right to adjust the deposit at any time according to service level changes.

Invoices for our services shall be paid online with Intuit Payment Network. This free online bank transfer payment service is fast and easy to use. A link to the Intuit Payment Network is provided on our invoice. Please note that payment by credit card may incur additional charges.

You are responsible for any out-of-pocket expenses, such as travel and direct purchases, which we expect to be minimal. Direct purchases might include software or other office supplies for your location, if any.

Term and Termination

This agreement is for the remainder of the current year with automatic renewals on January 1 of the following years unless terminated. Please note that our rates increase annually on January 1. Either party may terminate this agreement upon 60 days written notice prior to termination.

Our Employees

All personnel representing our company are employees or contracted agents of CRCFO. As such, they are obligated to provide high-quality service to our clients and are obligated to our company under confidentiality, non-solicitation, and non-poaching agreements. Accordingly, our employees and contractors (and former employees and contractors) are not retainable as employees or contractors by our clients, former clients, or your agents, and you agree not to solicit, hire, or retain their services for any purpose.

Other Items

Our staff, including our CFOs, are not authorized to sign client documents, bank agreements, contracts, checks (and other forms of payment documents), SEC documents, etc. (“Company Documents”). An officer of the Company is required to sign all such Company Documents. To the extent we are preparing such Company Documents for your signature, you agree to add our assigned CFO to the Company’s Directors & Officers Insurance to the same level that would be granted to any other Corporate Officer. In the event that you would like to request that our CFO sign any Company Documents, you shall obtain the prior written consent (which may be by email) of the CEO of CRCFO, and the terms of Exhibit B attached hereto shall apply.

Due to concerns over data security, our clients may prefer our staff work on computer hardware and software provided by your company. We may require access to banking and credit card companies in order to sync transactions with your accounting system. You agree to grant us access to establish the data synchronization.

Your company documents must be stored on your servers and shared via a secure, cloud-based platform of your choosing.

This specific engagement cannot be relied upon to disclose errors, irregularities, or illegal acts, including fraud or defalcations, which may have taken place. We will promptly notify you if we become aware of any such errors, irregularities, or illegal acts during the performance of our services.

Because our services do not constitute an examination in accordance with standards established by the American Institute of Certified Public Accountants (the “AICPA”), we are precluded from expressing an opinion as to whether the financial statements provided by the organization are in conformity with generally accepted accounting principles or any other standards or guidelines promulgated by the AICPA, or whether the underlying financial and other data provide a reasonable basis for the statements.

We accept no responsibility for damages that may result from actions taken by third parties who purport to have relied on reports that may be prepared by us. Similarly, because our services are being performed to provide information that you feel will be useful, we cannot be responsible for damages.

If the above terms are acceptable to you and the services outlined are in accordance with your understanding, please sign this engagement letter in the space provided and email it to us. Upon receipt, we will then generate an invoice for the deposit. Once both the engagement letter and deposit are received, services can commence.

We are looking forward to serving you and your organization as it continues to grow and prosper, and we are prepared to start the work immediately in order to meet deadlines.

Sincerely,

/s/ Jack Sullivan
Jack Sullivan Vice President of Business Development

Accepted and approved for Tempest Therapeutics, Inc.:

/s/ Matt Angel	Date:	08/24/2026
Matt Angel, Ph.D. President and CEO

Billing Contact Name: Justin Trojanowski

Billing Contact Email: jtrojanowski@tempesttx.com

Exhibit A - List of Available Services

Exhibit B

Exhibit C - Proposed Scope of Work